Exhibit 99.1

    The Bon-Ton Stores, Inc. Discusses Fiscal 2007 Earnings Guidance

    YORK, Pa.--(BUSINESS WIRE)--Oct. 16, 2007--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced that based on year-to-date third quarter results, it does not expect to achieve its previously stated full year fiscal 2007 earnings guidance. The Company plans to update guidance on its third quarter conference call scheduled for 10:00 a.m. eastern time on Thursday, November 29.

    Keith Plowman, Executive Vice President and Chief Financial Officer commented, "Based on year-to-date third quarter results, we do not expect to achieve our previously stated earnings guidance for fiscal 2007. We believe that the continued general softness in the retail environment will lead to intensified promotional activity throughout the remainder of the year pressuring both sales and margins. Full details of our revised guidance, including underlying assumptions, will be discussed during the third quarter earnings conference call."

    Mr. Plowman continued, "While we recognize that sales have been challenging, we remain confident that we have the right initiatives in place to meet the long-term strategic objectives for our Company. In addition, we believe that we have an appropriate capital structure and are positioned to create long-term shareholder value."

    The Bon-Ton Stores, Inc. operates 279 stores, including ten furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner's, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger's and Younkers nameplates and, under the Parisian nameplate, two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company's website at htpp://investors.bonton.com.

    Statements made in this press release, other than statements of historical information, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, a decline in consumer confidence, weather conditions that could negatively impact sales, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's integration of the business and operations comprising the acquired Carson's and Parisian stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company's Form 10-K filed with the Securities and Exchange Commission.

    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Investor & Public Relations
             717-751-3071
             mkerr@bonton.com